TITAN TECHNOLOGIES INCORPORATED
WORLDWIDE RECYCLERS OF TIRES - PLASTICS - ELECTRONICS
titantechnologiesinc.com

Second Amendment to License Amendment

This Amendment ("Second Amendment") is effective as of the 12th day of December, 2007 (Second Amendment Effective Date") and amends and supplements that certain License Agreement (the "Agreement") dated as of the 23rd day of August, 2006, by and between Titan Technologies, Inc. with its office at 3206 Candelaria NE, Albuquerque, N.M. 87107 (herein "Titan") and Ally Investments, LLP, with offices at 2501 Jimmy Johnson Blvd., Suite 201, Port Arthur, Texas 77640 (herein "Ally"),

Whereas Ally Investments, LLP ("Ally") desires to amend the Agreement; and

Wherefore, Titan agrees to such amendment pursuant to the terms and conditions set forth herein, and

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Territory. Titan will modify the Territory of Ally to include all of the United States. Ally has been made aware of other potential licensees who are in various stages of development to utilize Titan's technologies for tire recycling plants in the Territory. Titan will make all other prospective licensees aware, in writing, that the Territory has been granted to Ally and that they must negotiate with Ally if they are still interested in obtaining a license in the Territory.

2. License Fee. The license fee payable for each additional plant beyond the first plant in Port Arthur, Texas will be modified from $1,600,000 per plant plus a royalty payment of 1.5% of the revenue from all products produced by the recycling process to a Ten (10%) Percent Membership Interest or Ownership of each single purpose entity that owns and operates a plant beyond the first plant in Port Arthur, Texas.

3. Entity. Ally agrees that each plant will be owned and operated by a single purpose entity.

4. Commencement of Construction Date. As to all plants, Ally and Titan agree that commencement of construction shall begin when both (i) governmental agencies have granted construction approval and (ii) Ally has obtained financing to build the plant. This new definition supercedes the definition of Commencement of

Construction in the First Amendment to the Agreement and as provided for in Section I.A. of the Agreement.

5. Termination of Exclusive License. Section II.A. of the License Agreement is modified as follows: The parties agree that the Exclusive License granted herein will terminate if Ally fails to commence to obtain a permit and prepare a feasibility study for the next plant within the twelve (12) months after the previous plant that has been constructed and has reached full capacity.
The date that the Exclusive License shall terminate, as provided in Section I.E. in the Agreement and later changed in the First Amendment to the Agreement, will be as provided for in the first paragraph of this section. All other descriptions or meaning of the date that the Exclusive License shall terminate, is superceded by this Second Amendment

6. All other terms and condition of the License Agreement not modified by this Second Amendment will remain in full force and effect, including the obligation to build new plants as stated above, until the parties agree that the capacity to process scrap tires in the designated territory has been saturated.

7. This Second Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute on and the same document.

Ally Investments, LLP	Titan Technologies, Inc.
By: [signature]	By: [signature]
Saeed Ally,	Ronald Wilder,
General Partner	President